Exhibit 99.1

TRANSCOMMUNITY FINANCIAL CORPORATION ANNOUNCES MANAGEMENT CHANGES

Posted: 12/16/2005

RICHMOND, VA, December 16, 2005 – TransCommunity Financial Corporation (OTCBB: TCYF), holding company for Bank of Powhatan, N.A., Bank of Goochland, N.A. and Bank of Louisa, N.A., announced today that William C. Wiley would step down as the Company’s Chairman and Chief Executive Officer, effective December 31, 2005. The Company also announced that Bruce B. Nolte, the Company’s President, has been elected Chief Executive Officer. At the same time, the Board also elected Troy A. Peery, Chairman of the Company’s Executive Committee, as Chairman of the Board.

Troy Peery said “I would like to thank Bill Wiley for the many contributions he has made to the success of TransCommunity over the years and wish him well in the future. At the same time, the Company looks forward to the leadership of Bruce Nolte, who has been with the Company since its inception in 2001, as the Company sharpens its focus on achieving profitability. He and his management team will be meeting with our board in early January to review our operating plan and the actions needed to achieve profitable operations.”

Bruce Nolte said, “I am excited at the opportunity to lead this dynamic organization. Each of our banks has rapidly become a cornerstone of its local community, and we are very proud of that achievement. Our financial commitment to our shareholders also remains unchanged: achieving consolidated profitability as soon as possible in 2006. I plan to focus intently on achieving that objective.”

Bill Wiley said “TransCommunity is a wonderful organization that is meeting the financial needs of the communities we serve. Its unique business model has proven successful. I wish the Board and new leadership team well as they move the Company forward. I plan to be moving forward myself in 2006 to establish an investment fund.”

The Company reiterated that it expects to achieve consolidated profitability by the fourth quarter of 2006.

The Company will host a conference call on Tuesday, December 20, 2005 at 2:00 p.m., Eastern Time, to discuss the matters presented herein. To participate by telephone, please call 800-230-1951.

Forward-Looking Statements

TransCommunity Financial Corporation cautions readers that certain statements contained in this news release regarding its future operations and business prospects are “forward-looking” statements based on management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. “Forward-looking” statements are identified by the use of words such as “could,” “anticipate,” “estimate,” “believe,” and similar words that refer to the future outlook. There is always a degree of uncertainty associated with “forward-looking” statements. The company’s management believes that the expectations reflected in such statements are based upon reasonable assumptions and on the facts and circumstances existing at the time of these disclosures. Actual results could differ significantly from those anticipated.

Many factors could cause the company’s actual results to differ materially from the results contemplated by the forward-looking statements. Some factors, which could negatively affect the results, include:

•	General economic conditions, either nationally or within the Company’s markets, could be less favorable than expected;

•	Changes in market interest rates could affect interest margins and profitability;

•	Ability to successfully execute growth strategies;

•	Regulatory changes could affect the company;

•	Competitive pressures could be greater than anticipated; and

•	Legal or accounting changes could affect the company’s results.

For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-KSB for the period ended December 31, 2004, as amended, and other filings with the Securities and Exchange Commission.